SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No. 2_)*

                                                LogMeIn, Inc.                                            _

(Name of Issuer)

Common Stock

(Title of Class of Securities)

54142L109

 (CUSIP Number)

May 24, 2010

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☒

Rule 13d-1(c)

☐

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed'' for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 19 Pages

Exhibit Index Contained on Page 17

CUSIP NO. 54142L109	13G	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Management VI, LLC (“ICM6”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b) X
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited liability company)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 550,000 shares, which shares are directly owned by Integral Capital Partners VI, L.P. (“ICP6”). ICM6 is the general partner of ICP6.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 550,000 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 550,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54142L109	13G	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Management VII, LLC (“ICM7”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b) X
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited liability company)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 0 shares.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 0 shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares.
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54142L109	13G	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Management VIII, LLC (“ICM8”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b) X
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited liability company)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 200,000 shares, which are directly owned by Integral Capital Partners VIII, L.P. (“ICP8”). ICM8 is the general partner of ICP8.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 200,000 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54142L109	13G	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON ICP Absolute Return Management, LLC (“ICP ARM”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b) X
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited liability company)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 57,000 shares, which are directly owned by Integral Capital Absolute Return Fund, L.P. (“Integral “ARF”) ICP ARM is the general partner of Integral ARF.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 57,000 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54142L109	13G	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Partners VI, L.P. (“ICP6”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b) X
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited partnership)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 550,000 shares are directly owned by ICP6. Integral Capital Management VI, LLC is the general partner of ICP6.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 550,000 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 550,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54142L109	13G	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Partners VII, L.P. (“ICP7”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b) X
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited partnership)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54142L109	13G	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Partners VIII, L.P. (“ICP8”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b) X
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited partnership)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 200,000 shares, which are directly owned by ICP8. Integral Capital Management VIII, LLC is the general partner of ICP8.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 200,000 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54142L109	13G	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Absolute Return Fund, L.P. (“Integral ARF”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b) X
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California (limited partnership)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 57,000 shares, which are directly owned by Integral ARF. ICP Absolute Return Management, LLC is the general partner of Integral ARF.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 57,000 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 10 of 19 Pages

ITEM 1(a).

NAME OF ISSUER:

LogMeIn, Inc.

ITEM 1(b).

ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

500 Unicorn Park Drive

Woburn, MA  01801

ITEM 2(a), (b), (c).

NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

This statement is being filed by Integral Capital Management VI, LLC, a Delaware limited liability company (“ICM6”), Integral Capital Management VII, LLC, a Delaware limited liability company (“ICM7”), Integral Capital Management VIII, LLC, a Delaware limited liability company (“ICM8”), and ICP Absolute Return Management, LLC, a Delaware limited liability company (“ICP ARM”).  The principal business address of ICM6, ICM7, ICM8, and ICP ARM is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025

ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership (“ICP6”).  ICM7 is the general partner of Integral Capital Partners VII, L.P., a Delaware limited partnership (“ICP7”).  ICM8 is the general partner of Integral Capital Partners VIII, L.P., a Delaware limited partnership (“ICP8”).  ICP ARM is the general partner of Integral Capital Absolute Return Fund, L.P., a California limited partnership (“Integral ARF”).  With respect to ICM6, ICM7, ICM8, and ICP ARM, this statement relates only to ICM6’s, ICM7’s, ICM8’s, and ICP ARM’s indirect, beneficial ownership of shares of Common Stock of the Issuer (the “Shares”).  The Shares have been purchased by ICP6, ICP7, ICP8 and Integral ARF, and none of ICM6, ICM7, ICM8, or ICP ARM directly or otherwise holds any Shares. Management of the business affairs of ICM6, ICM7, ICM8 and ICP ARM, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM6, ICM7, ICM8 and ICP ARM, respectively, such that no single manager of ICM6, ICM7, ICM8 or ICP ARM has voting and/or dispositive power of the Shares.

ITEM 2(d).

TITLE OF CLASS OF SECURITIES:

Common Stock

Page 11 of 19 Pages

ITEM 2(e).

CUSIP NUMBER:

54142L109

ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)

[    ]

Broker or dealer registered under Section 15 of the Exchange Act.

(b)

[    ]

Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)

[    ]

Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)

[    ]

Investment company registered under Section 8 of the Investment Company Act.

(e)

[    ]

An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)

[    ]

An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)

[    ]

A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)

[    ]

A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)

[    ]

A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)

[    ]

Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ☒.

ITEM 4.

OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

A.

Integral Capital Management VI, LLC (“ICM6”)

(a)

Amount Beneficially Owned:  550,000

(b)

Percent of Class:  2.4%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote: 550,000

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  550,000

Page 12 of 19 Pages

B.

Integral Capital Management VII, LLC (“ICM7”)

(a)

Amount Beneficially Owned:  -0-

(b)

Percent of Class:  0%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote: -0-

3.

Sole power to dispose or to direct the disposition:  -0-

5.

Shared power to dispose or to direct the disposition:  -0-

C.

Integral Capital Management VIII, LLC (“ICM8”)

(a)

Amount Beneficially Owned:  200,000

(b)

Percent of Class:  0.9%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote:  200,000

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  200,000

D.

ICP Absolute Return Management, LLC (“ICP ARM”)

(a)

Amount Beneficially Owned:  57,000

(b)

Percent of Class:  0.2%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote:  57,000

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  57,000

E.

Integral Capital Partners VI, L.P. (“ICP6”)

(a)

Amount Beneficially Owned:  550,000

(b)

Percent of Class: 2.4%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote:  550,000

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  550,000

Page 13 of 19 Pages

F.

Integral Capital Partners VII, L.P. (“ICP7”)

(a)

Amount Beneficially Owned:  -0-

(b)

Percent of Class:  0%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote:  -0-

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  -0-

G.

Integral Capital Partners VIII, L.P. (“ICP8”)

(a)

Amount Beneficially Owned:  200,000

(b)

Percent of Class: 0.9%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote: 200,000

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  200,000

H.

Integral Capital Absolute Return Fund, L.P. (“Integral ARF”)

(a)

Amount Beneficially Owned: 57,000

(b)

Percent of Class:  0.2%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote:  57,000

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  57,000

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Page 14 of 19 Pages

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.

IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.

CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 2, 2010

INTEGRAL CAPITAL MANAGEMENT VI, LLC

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

INTEGRAL CAPITAL MANAGEMENT VII, LLC

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

Page 15 of 19 Pages

INTEGRAL CAPITAL MANAGEMENT VIII, LLC

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

ICP ABSOLUTE RETURN MANAGEMENT, LLC

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

INTEGRAL CAPITAL PARTNERS VI, L.P.

By Integral Capital Management VI, LLC,

its General Partner

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

INTEGRAL CAPITAL PARTNERS VII, L.P.

By Integral Capital Management VII, LLC,

its General Partner

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

INTEGRAL CAPITAL PARTNERS VIII, L.P.

By Integral Capital Management VIII, LLC

its General Partner

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

Page 16 of 19 Pages

INTEGRAL CAPITAL ABSOLUTE RETURN FUND,

L.P.

By ICP Absolute Return Management, LLC

its General Partner

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

Page 17 of 19 Pages

EXHIBIT INDEX

Found on Sequentially Exhibit Numbered Page Exhibit A: Agreement of Joint Filing 18

Page 18 of 19 Pages

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated June 2, 2010 containing the information required by Schedule 13G, for the 807,000 Shares of capital stock of LogMeIn, Inc. held by Integral Capital Partners VI, L.P., Integral Capital Partners VII, L.P., a Delaware limited partnership, Integral Capital Partners VIII, L.P., a Delaware limited partnership, and Integral Capital Absolute Return Fund, L.P., a California limited partnership.

Date:  June 2, 2010

INTEGRAL CAPITAL MANAGEMENT VI, LLC

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

INTEGRAL CAPITAL MANAGEMENT VII, LLC

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

INTEGRAL CAPITAL MANAGEMENT VIII, LLC

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

ICP ABSOLUTE RETURN MANAGEMENT, LLC

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

Page 19 of 19 Pages

INTEGRAL CAPITAL PARTNERS VI, L.P.

By Integral Capital Management VI, LLC,

its General Partner

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

INTEGRAL CAPITAL PARTNERS VII, L.P.

By Integral Capital Management VII, LLC,

its General Partner

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

INTEGRAL CAPITAL PARTNERS VIII, L.P.

By Integral Capital Management VIII, LLC,

its General Partner

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager

INTEGRAL CAPITAL ABSOLUTE RETURN FUND,

L.P.

By ICP Absolute Return Management, LLC

its General Partner

By       /s/ Pamela K. Hagenah

Pamela K. Hagenah

a Manager